Exhibit 99.2

IMPORTANT: Atlantic Coastal Acquisition Corp. Files Definitive Proxy Statement in Connection with Plan to Extend the Amount of Time the Company has to Consummate a Business Combination.

NEW YORK, N.Y., September 6, 2023 – Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) (the “Company”), a special purpose acquisition corporation, today announced that it filed a Schedule 14A Definitive Proxy Statement on September 6, 2023 (the “Definitive Proxy Statement”) in connection with a special meeting (the “Special Meeting”) to extend the amount of time the Company has to consummate a business combination (the “Extension”). This filing follows the Company’s Schedule 14A Preliminary Proxy Statement that was filed on August 22, 2023 and the amendment thereto that was filed on September 5, 2023 (collectively, the “Preliminary Proxy Statement”) in connection with the Special Meeting.

The Company intends to mail the Definitive Proxy Statement as promptly as possible. Notwithstanding the content of any prior mailings distributed to stockholders in connection with the Special Meeting, the Definitive Proxy Statement contains disclosure concerning (a) the potential effects of the Extension on the Company’s continued eligibility to be listed on Nasdaq, (b) corrections of figures included in the Preliminary Proxy Statement concerning the per share redemption price in connection with the Special Meeting and the amount in the Company’s trust account (the “Trust Account”), (c) additional information regarding the liquidation of the securities previously held in the Trust Account, and (d) a modification of the deadline by which stockholders must elect to redeem their Class A common stock prior to the Special Meeting.

Stockholders should read such disclosure prior to casting their votes in connection with the Special Meeting.

Notwithstanding the above, voting instructions (including control numbers) that stockholders received in any prior mailings in connection with the Special Meeting are still applicable as of this date.

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) is a special purpose acquisition company focused on the future of mobility. On March 8, 2021, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, and President and Director Burt Jordan. For more information, please visit www.atlanticcoastalacquisition.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.